Exhibit 99.1
Ally announces 25% increase to 2021 share repurchase authorization and 32% increase to common dividend
CHARLOTTE, N.C., July 13, 2021 -- Ally Financial Inc. (NYSE: ALLY) today announced that its board of directors has authorized the company to repurchase up to $2.0 billion of the company’s common stock for 2021. This share repurchase program replaces the $1.6 billion authorization previously announced on Jan. 12, 2021. Additionally, the board of directors declared a quarterly cash dividend of $0.25 per share of the company's common stock, payable on Aug. 16, 2021, to stockholders of record on Aug. 2, 2021, representing a 32% per share increase relative to the company’s prior quarterly cash dividend and the sixth increase since Ally began paying common dividends in 2016.
“The strength of our businesses and resiliency of our balance sheet, including our robust capital position, support our ability to meaningfully increase our common dividend and share repurchase program,” said Ally Chief Executive Officer Jeffrey J. Brown. “Our capital deployment priorities remain centered around investing in growth opportunities across our businesses, aimed at delivering innovative and differentiated products for our customers while prudently returning excess capital to our shareholders. This approach has consistently driven value for all of our stakeholders and remains a cornerstone of our long-term strategy.”
The repurchase program enables Ally to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of management and on terms (including quantity, timing, and price) that management determines to be advisable. Actions in connection with the repurchase program will be subject to various factors, including Ally's capital and liquidity positions, accounting and regulatory considerations (including any restrictions that may be imposed by the Federal Reserve), Ally's financial and operational performance, alternative uses of capital, the trading price of Ally's common stock, and general market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.
About Ally Financial
Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to "Do It Right" for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.
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Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
Daniel.Eller@ally.com

Jillian Palash
Ally Communications (Media)
704-644-6201
Jillian.Palash@ally.com